SHARE PURCHASE AGREEMENT

November 28, 2007

ARTICLE 1 INTERPRETATION		2
1.1	DEFINITIONS	2
1.2	RULES OF INTERPRETATION	6
IN THIS AGREEMENT:		6
1.3	ENTIRE AGREEMENT	7
1.4	TERMINATION	7
ARTICLE 2 PURCHASE AND SALE OF SHARES		7
2.1	PURCHASE AND SALE OF SHARES	7
2.2	PAYMENT OF PURCHASE PRICE	7
2.3	ESCROW	7
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		8
3.1	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	8
3.1.1	ORGANIZATION AND QUALIFICATION OF THE CORPORATION	8
3.1.2	ORGANIZATION AND QUALIFICATION OF THE SELLERS	8
3.1.3	SUBSIDIARIES	8
3.1.4	CAPITALIZATION AND TITLE	8
3.1.5	AUTHORIZATION OF THE CORPORATION	9
3.1.6	AUTHORIZATION OF THE SELLERS	9
3.1.7	FINANCIAL STATEMENTS	9
3.1.8	LIABILITIES	10
3.1.9	AGREEMENTS AND ACTIONS	10
3.1.10	OBLIGATIONS TO RELATED PARTIES	10
3.1.11	CHANGES	10
3.1.12	TITLE TO PROPERTIES AND ASSETS; LIENS, ETC.	11
3.1.13	INTELLECTUAL PROPERTY	11
3.1.14	COMPLIANCE WITH OTHER INSTRUMENTS- CORPORATION.	12
3.1.15	COMPLIANCE WITH OTHER INSTRUMENTS-SELLERS.	12
3.1.16	LITIGATION	12
3.1.17	TAX RETURNS AND PAYMENTS	13
3.1.18	EMPLOYEES	13
3.1.19	OBLIGATIONS OF KEY EMPLOYEES	13
3.1.20	REGISTRATION RIGHTS AND VOTING RIGHTS	13
3.1.21	COMPLIANCE WITH LAWS; PERMITS	13
3.1.22	FULL DISCLOSURE	14
3.1.23	INSURANCE	14
3.1.24	SECURITIES LEGISLATION	14
3.1.25	SECTION 6.2 OF THE SHARE PURCHASE AGREEMENT	14
3.1.26	ACKNOWLEDGEMENT OF EXCHANGE AGREEMENT	14
3.2	REPRESENTATIONS AND WARRANTIES OF THE BUYER	14
3.2.1	ORGANIZATION AND QUALIFICATION	14
3.2.2	SUBSIDIARIES	15
3.2.3	CAPITALIZATION OF THE BUYER	15
3.2.4	CAPITALIZATION OF THE HOLDCO	15
3.3	NON-WAIVER/SCHEDULE OF EXCEPTIONS	15
3.3.1	NON-WAIVER	15
3.3.2	SCHEDULE OF EXCEPTIONS	15

3.4	TAX COVENANTS	15
3.5	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	16
3.6	KNOWLEDGE OF THE SELLERS	16
ARTICLE 4 NON-SOLICITATION AND NON-COMPETE		17
4.1	NON - COMPETITION	17
4.2	NON -SOLICITATION OF EMPLOYEES OR CONSULTANT.	17
4.3	NON-SOLICITATION OF CLIENTS.	17
4.4	RESTRICTIONS REASONABLE	17
4.5	INJUNCTIVE RELIEF	18
ARTICLE 5 INDEMNIFICATION		18
5.1	INDEMNIFICATION BY THE SELLERS	18
5.2	INDEMNIFICATION BY THE BUYER	19
5.3	DEFENCE OF CLAIMS	19
ARTICLE 6		20
6.1	CLOSING DELIVERIES OF THE SELLER	20
6.2	CLOSING DELIVERIES OF THE BUYER	21
6.3	PAYMENT OF SHAREHOLDER AND RELATED PARTY LOANS	22
6.4	CLOSING PAYMENTS	22
ARTICLE 7 GENERAL		22
7.1	EXPENSES	22
7.2	ENUREMENT	22
7.3	NOTICES TO PARTIES	22
7.4	AMENDMENT	25
7.5	ASSIGNMENT	25
7.6	FURTHER ASSURANCES	25
7.7	PUBLIC ANNOUNCEMENTS	25
7.8	REMEDIES CUMULATIVE	25
7.9	LIMITATION OF LIABILITY	25
7.10	EXECUTION AND DELIVERY	26

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 28th day of November, 2007,

BETWEEN:

Ophthalmic Technologies Inc.
a corporation incorporated under the laws of Ontario

( the "Corporation")

- and -

OTI Holdings Limited
a corporation incorporated under the laws of Ontario

(the "Buyer" or “Newco”)

- and -

1161983 Ontario Limited,
a corporation incorporated under the laws of Ontario

("1161983")

- and -

Grall Corporation Limited,
a corporation incorporated under the laws of Ontario

("Grall")

- and -

Triple Net Properties Limited
a corporation incorporated under the laws of Ontario

(“3Net”)

- and -

Rishard Weitz

("Weitz")

- and -

Carolyn Weiss

("Weiss")

- and -

Shane Dunne

("Dunne")

- and -

Gerald Weiss, in trust for Marie-Helene Weiss and Gerald Weiss

("Gerald")

- and -

Gerald Weiss

RECITALS:

1.
On April 11, 2007, Exegenics Inc. entered into a share purchase agreement with the Corporation (the "Share Purchase Agreement") pursuant to which it was granted an option to purchase shares of the Corporation from 1161983, Grall, Weitz, Weiss, and Gerald and pursuant to which the Corporation undertook to dedicate its best efforts to procure options from the other shareholders of the Corporation who had not already granted such options.

2.	Opko Health, Inc. (“Opko”), a Delaware Corporation is the successor to Exegenics Inc.

3.	On November 9, 2007, Opko incorporated a wholly owned subsidiary, Ophthalmic Technologies Holdings Limited (“Holdco”).

4.	On November 9, 2007, Holdco incorporated a wholly owned subsidiary, Newco for the purpose of implementing the exercise of the Option.

5.
1161983, Grall, 3Net, Weitz, Weiss, Dunne and Gerald (collectively, the "Sellers" and each a "Seller"), are, as of the date hereof, the legal and beneficial owner of all of the issued and outstanding shares of the Corporation, other than the shares of the Corporation held by Opko Inc. in accordance with the Capitalization Table attached as Schedule "A" hereto.

6.
The Buyer wishes to purchase all, but not less than all, of the issued and outstanding shares of the Corporation held by the Sellers and each Seller wishes to sell all, but not less than all, of the issued and outstanding shares of the Corporation such Seller holds.

7.	Opko, the Buyer and the Seller are parties to that certain Exchange and Support Agreement of even date (the “Exchange Agreement”).

IN CONSIDERATION of the premises and the mutual agreements in this Agreement, and of other consideration (the receipt and sufficiency of which are acknowledged by each of the Parties), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement,

“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling ten percent or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, (iv) any family member of such Person or any trust, family limited partnership or other similar entity controlled by such Person or his or her family members, or (v) any Person who is an officer, director, general partner, trustee, or holder of ten percent or more of the voting interests of any Person described in clauses (i) through (iv). For purposes of this definition, the terms “controlling”, “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Agreement” means this agreement, including all schedules, and all amendments or restatements as permitted, and references to “Article”, “Section” or “Schedule” mean the specified Article, Section or Schedule of this Agreement;

"Articles" means the articles of incorporation of the Corporation dated April 16, 1993, and as may be amended or restated from time to time;

"Business" means the business of providing ophthalmic ultrasound and optical coherence tomography (OCT) equipment for ophthalmology;

“Business Day” means any day except a Saturday, Sunday or any day on which banks are generally not open for business in either of the Cities of Toronto, Ontario and New York, New York;

“Canadian Dollar Equivalent” means, in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date, the product obtained by multiplying:

(A) the Foreign Currency Amount; by

(B) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, if such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors in good faith to be appropriate for such purpose.

"Claim" means any demand, action, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right to indemnification;

"Closing" means the completion of the sale to, and purchase by, the Buyer of the Shares on the date hereof and the completion of all other transactions contemplated by this Agreement which are to occur contemporaneously with the purchase and sale of the Shares;

"Closing Document" means any document delivered at or subsequent to the Closing as provided in or pursuant to, this Agreement;

"Competitive Business" means the business of any Person that is similar to or competes with the Business;

"Corporation" means Ophthalmic Technologies Inc.;

“Dunne Escrow Shares” means 10,323.94 Exchangeable Shares;

"Employment Contracts" means employment agreements with the Key Employees to be delivered as a condition precedent to Closing;

"Escrow Shares" has the meaning set out in Section 2.3;

“Exchangeable Shares” means the exchangeable shares in the capital of the Buyer;

“Financial Statements” means the financial statements set out in Section 3.1.7 hereto;

“Financial Statement Date” means April 30, 2007;

"including" means "including without limitation'' and the term "including" shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Law” means any federal, state, provincial, municipal, local or foreign statute, law, by-law, ordinance, regulation, rule, code, order or rule of or duty under common law, including any statute, law, by-law, ordinance, regulation, rule, code, order or rule of or duty under common law in Canada, the United States, any province or territory of Canada or any state or territory of the United States.

"Loss" and "Losses" have the meaning set out in ARTICLE 5;

"ordinary course" when used in relation to the conduct of the Business means any transaction which constitutes an ordinary day-to-day business activity of the Corporation conducted in a commercially reasonable and businesslike manner consistent with the Corporation's past practices;

"Parties" means the Buyer and the Sellers, collectively, and "Party" means any one of them;

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, government, government regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau or court, and where the context requires, any of the above when they are acting as trustee, executor, administrator or other legal representative;

"Purchase Price" shall be equal to the number of Exchangeable Shares granted to all of the Sellers pursuant to Section 2.2 multiplied by US$3.55;

"Representative" means each director, officer, employee, agent, solicitor, accountant, professional advisor and other representative of an Indemnified Party;

"Restricted Period" means the later of the last day of:

(i) the period commencing on the Closing and ending 3 years after the Closing; and

(ii)

(a) if Weitz or Gerald Weiss ceases to be an employee of the Corporation at any time during the first three years following the Closing, the period commencing on the date Weitz or Gerald Weiss, as the case may be, ceases to be an employee of the Corporation and ending 2 years after such date; and

(b) if Weitz or Gerald Weiss ceases to be an employee of the Corporation at any time after the first three years following the date of Closing, the period commencing on the date Weitz or Gerald Weiss, as the case may be, ceases to be an employee of the Corporation and ending 6 months after such date, provided that the restricted period may be extended by the Corporation for a further 18 months in accordance with the terms of the non-competition agreement dated as of the date hereof, between Rishard Weitz or Gerald Weiss, as the case may be and the Corporation.

“Schedule of Exceptions” means the schedule so named and attached to this Agreement.

"Tax" and "Taxes" mean, with respect to any Person:

(a)
all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, Canada Pension Plan premiums, excise, severance, social security premiums, workers' compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imposts, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such Person, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing; and

(b)	any liability for the payment of any amount of the type described in the immediately preceding subsection (a) of another Person.

1.2	Rules of Interpretation

In this Agreement:

(a)
Consent - Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required will be conclusively deemed to have withheld its approval or consent.

(b)	Currency - Unless otherwise specified, all references to money amounts are to the lawful currency of the United States of America.

(c)
Governing Law - This Agreement is a contract made under and is governed by and construed in accordance with the law of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

(d)	Headings - Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(e)	Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(f)
Severability - If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision will, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(g)
Statutory references - A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation that amends, supplements or supersedes any such statute or any such regulation.

(h)	Time - Time is of the essence in the performance of the Parties’ respective obligations.

(i)
Time Periods - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done are calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day if the last day of the period is not a Business Day.

1.3	Entire Agreement

This Agreement together with the Share Purchase Agreement, the Exchangeable Share Provisions, the Exchange and Support Agreement and the documents delivered pursuant to such agreements constitutes the entire agreement between the Parties and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and the Exchangeable Share Provisions.

1.4	Termination

Section 6 of the Share Purchase Agreement is hereby terminated and is of not further force or effect.

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1	Purchase and Sale of Shares

The Buyer agrees to purchase the Shares for the Purchase Price and Sellers agrees to sell and transfer the Shares to the Buyer for the Purchase Price.

2.2	Payment of Purchase Price

The Purchase Price shall be paid to each Seller by issuing to such Seller on the date hereof such number of Exchangeable Shares as is equal to the number of shares of the Corporation owned by such Seller multiplied by 20,730.80 On the date hereof, the Buyer, the Seller and Opko shall deliver an Exchange and Support Agreement with respect to such Exchangeable Shares.

2.3	Escrow

As security for the obligations of the Sellers, under ARTICLE 5, on the date hereof, each Seller shall direct that 15% of the Exchangeable Shares issued to such Seller in satisfaction of the Purchase Price shall be deposited with Fraser, Milner, Casgrain LLP as escrow agent (the "Escrow Agent"), who shall hold such shares (collectively, the "Escrow Shares") pursuant to the terms of an agreement substantially in the form attached hereto as Schedule 2.3 hereto (the "Escrow Agreement").

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Sellers

Other than with respect to Shane Dunne whose representations shall be deemed to be several and separate and not joint and several, Sections 3.1.2 (Organization and Qualification of the Sellers), 3.1.4(b) (Title), 3.1.6 (Authorization of the Sellers), and 3.1.15 (Compliance with other instruments-Sellers) which representations shall be deemed to be several and separate and not joint and several, the Sellers jointly and severally, represent and warrant to the Buyer as set out in the following Subsections of this Section and acknowledge that the Buyer is relying upon such representations and warranties in entering into this Agreement.

3.1.1	Organization and Qualification of the Corporation

The Corporation is duly organized and validly existing under the laws of Ontario, Canada. The Corporation has all requisite corporate power and authority to own and operate its properties and assets, to issue shares, and to carry out the provisions of this Agreement and to carry on its business as presently conducted.

3.1.2	Organization and Qualification of the Sellers

Each Seller that is a Corporation is a duly organized and validly existing under the laws of Ontario, Canada. Each Seller that is a Corporation has all requisite corporate power and authority to own and operate its properties and assets, to issue shares, and to carry out the provisions of this Agreement and to carry on its business as presently conducted.

3.1.3	Subsidiaries

Save and except as disclosed in the Schedule of Exceptions, the Corporation does not own or control any equity, security or other interest of any other corporation, limited partnership or other business entity.

3.1.4	Capitalization and Title

(a)
The authorized share capital of the Corporation consists of an unlimited number of shares of Common Stock with no par value ("Common Stock"), of which 200.42 shares are issued and outstanding in accordance with the Capitalization Table set out in Schedule "A" hereto (the “Capitalization Table”). All such Shares have been issued as fully paid and non-assessable.

(b)
Each Seller is the registered and beneficial owner of the Common Stock set out opposite such Sellers name on the Capitalization Table (collectively, the “Purchased Shares”) and has good and marketable title thereto. On Closing, the Buyer will acquire good and marketable title to the Purchased Shares. There are no restrictions on transfer of the Purchased Shares other than pursuant to the Articles of the Corporation.

(c)
Except for the option to Justin Pedro, as disclosed in the Financial Statements, there are no outstanding options, warrants, rights (including conversion or pre-emptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition of any of the securities of the Corporation.

(d)
All issued and outstanding shares of the Corporation's Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable Canadian laws concerning the issuance of such securities and (iii) are free and clear of any liens or encumbrances, provided, however, that such shares may be subject to restrictions on transfer under U.S., Canadian or any applicable state or provincial securities laws as set forth herein, or as otherwise required by such laws of the time the transfer is proposed.

3.1.5	Authorization of the Corporation

The Corporation has the full power and authority to execute, enter into and perform its obligations under this Agreement. In the case of the Corporation this Agreement has been duly authorized by all of the necessary corporate actions. This Agreement constitutes valid and legally binding obligations of the Corporation enforceable against it in accordance with its terms, all except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.1.6	Authorization of the Sellers

Each Seller has the full power and authority to execute, enter into and perform its obligations under this Agreement. In the case of each Seller who is a Corporation, this Agreement has been duly authorized by all of the necessary corporate actions. This Agreement constitutes valid and legally binding obligations of each Seller, enforceable against such Seller in accordance with its terms, all except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.1.7	Financial Statements

Except as set forth in the Schedule of Exceptions, the Audited financial statement of the Corporation for the period ended April 30, 2006 and April 30, 2007 and the unaudited financial statements for the period ended June 30, 2007, copies of which have been delivered to the Buyer and are attached hereto as Schedule 3.1.7, together with the notes thereto, are complete and correct in all material respect, have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis throughout the periods indicated and fairly present the financial condition and results of operations of the Corporation as of the respective dates thereof and for the respective periods indicated therein.

3.1.8	Liabilities

Except as set forth in Schedule of Exceptions and the Financial Statements, the Corporation has no debts and, to the best of its knowledge, knows of no contingent debts, not disclosed in the financial statements, except current debts incurred in the ordinary course if business which have not been, either in any individual case or in the aggregate, materially adverse.

3.1.9	Agreements and Actions

Except as set forth in the Schedule of Exceptions, (i) there are no judgments, orders, writs or decrees to which the Corporation is a party or to its knowledge by which it is bound (ii) there are no agreements, instruments, contracts or proposed transactions, which may involve (a) obligations (contingent or otherwise) of, or payments to, the Corporation in excess of $15,000, or (b) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Corporation (other than licenses arising from the purchase of "off the shelf" or other standard products).

3.1.10	Obligations to Related Parties

Except as set forth in the Schedule of Exceptions or the Financial Statements, there are no obligations of the Corporation to officers, directors, shareholders, or employees of the Corporation other than (a) for payment of salary for services rendered and (b) reimbursement for reasonable expenses incurred on behalf of the Corporation. No officer, director or shareholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Corporation (other than such contracts as relate to any such person's ownership of shares or other securities of the Corporation). The Corporation is not a guarantor or indemnitor of any indebtedness of any other person or corporation.

3.1.11	Changes

Except as set forth in Schedule of Exceptions, since the Financial Statement Date, there has not been to the Corporation's knowledge:

(a)
any change in assets, liabilities or operations of the Corporation from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had a material adverse effect on such assets, liabilities or operations of the Corporation.

(b)	any change, except in the ordinary course of business, in the contingent obligations of the Corporation by way of guaranty, endorsement, indemnity, warranty or otherwise;

(c)	any damage, destruction or loss whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Corporation;

(d)	any waiver by the Corporation of a valuable right or of a material debt owed to it;

(e)	any direct or indirect loans by the Corporation to any shareholder, employee, officer or director of the Corporation;

(f)	any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g)	any declaration or payment of any dividend or other distribution of the assets of the Corporation;

(h)	any debt, obligation or liability incurred, assumed or guaranteed by the Corporation, except those for immaterial amounts and for other liabilities incurred in the ordinary course of business;

(i)	any sale, assignment or transfer of any patent, trademarks, copyrights, trade secret or other intangible assets; or

(j)	any change in any material agreement to which the Corporation is a party or by which it is bound.

3.1.12	Title to Properties and Assets; Liens, Etc.

Except as disclosed in the Schedule of Exceptions, the Corporation has good and marketable title to its properties and assets, including the properties and assets reflected in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge (a “Lien”), other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Corporation, and (c) those that have otherwise arisen in the ordinary course of business. Except as disclosed in the Schedule of Exceptions, the Corporation is in compliance with all material terms of each agreement to which it is a party or is otherwise bound.

3.1.13	Intellectual Property

(a)
To the best of the knowledge of the Corporation and the actual knowledge of the Sellers, the Corporation owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted, without any known infringement of the rights of others. Except as disclosed in the Schedule of Exceptions, there are no outstanding options, licenses or agreements of any kind with any third parties relating to the foregoing proprietary rights, nor is the Corporation bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(b)
Except with respect to the Zeiss letters, which have been disclosed to the Buyer, the Corporation has not received any communications alleging that, by conducting its business as presently proposed, the Corporation has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Corporation aware of any basis therefor.

(c)
None of the key employees of the Corporation (as named in Section 3.1.19 hereto) is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Corporation or that would conflict with the Corporation’s business as presently proposed to be conducted.

3.1.14	Compliance with Other Instruments- Corporation.

Except as disclosed in the Schedule of Exceptions, the Corporation is not in violation or default of any term of its current Articles, or of any provision of any mortgage, indenture, contract, agreement or instrument to which it is a party or by which it is bound, or of any judgment, decree, order, writ. The execution, delivery, performance of, and compliance with this Agreement, and the sale of the Shares pursuant hereto, will not, with or without the passage of time or giving of notice, result in any violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the license, authorization or approval applicable to the Corporation, its business or operations or any of its assets or properties.

3.1.15	Compliance with Other Instruments-Sellers.

Each Seller that is a corporation is not in violation or default of any term of its current Articles. Each Seller is not in violation of any provision of any mortgage, indenture, contract, agreement or instrument to which it/he is a party or by which it is bound, or of any judgment, decree, order, writ.

3.1.16	Litigation

Except as set forth in the Schedule of Exceptions, there is no action, suit, proceeding or investigation pending or, to the Corporation’s knowledge, currently threatened against the Corporation that questions the validity of this Agreement, or the right of the Corporation to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, conditions, affairs or prospects of the Corporation, financially or otherwise, or any change in the current equity ownership of the Corporation, nor is the Corporation aware that there is any basis for any of the foregoing.

3.1.17	Tax Returns and Payments

Subject to such facts and qualifications as are set forth in the Schedule of Exceptions, the Corporation has filed all Tax returns required to be filed by it. All Taxes shown to be due and payable on such returns, any assessments imposed, and to the Corporation’s knowledge all other Taxes due and payable by the Corporation on or before the Closing, have been paid or will be paid on or prior to the time they are due. The Corporation has no knowledge of any liability of any Tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

3.1.18	Employees

The Corporation has no collective bargaining agreements with any of its employees.

3.1.19	Obligations of Key Employees

Each Key Employee of the Corporation is currently devoting substantially all of his or her business time to the conduct of the business of the Corporation. The Corporation is not aware that any Key Employee of the Corporation is planning to work less than full time at the Corporation in the future. No Key Employee is currently working or, to the Corporation’s knowledge, plans to work for a competitive enterprise, whether or not such key employee is or will be compensated by such enterprise. The Corporation’s Key Employees have executed with the Corporation employment agreements that include a non-competition and confidentiality provisions, copies of which have been provided to the Buyer. For the purpose of this Section, the term “Key Employee” shall refer to Rishard Weitz, Gerald Weiss and Justin Pedro. Gerald Weiss is also involved in a property management company that manages amongst other, family controlled real estate. Gerald Weiss is not involved in the day to day management of the property management company.

3.1.20	Registration Rights and Voting Rights

The Corporation has not agreed to grant any registration rights, including piggyback rights, to any person or entity.

3.1.21	Compliance with Laws; Permits

Except as disclosed in the Schedule of Exceptions, the Corporation and the Sellers are not aware of any violation by the Corporation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Corporation. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made, or tax to be paid, after the Closing, as will be filed in a timely manner. The Corporation has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties or financial condition of the Corporation and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

3.1.22	Full Disclosure

To the Seller’s knowledge, neither this Agreement, the exhibits and schedules hereto nor any other document delivered by the Corporation and the Sellers to the Buyer or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor, to the best of the Seller’s knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.1.23	Insurance

The Corporation’s policies of insurance, as listed on the Schedule of Exceptions, have been fully disclosed to the Buyer.

3.1.24	Securities Legislation

The Corporation is a private company within the meaning of the Securities Act (Ontario) and the sale of the Shares by each Seller to the Buyer will be made in compliance with the Securities Act (Ontario).

3.1.25	Section 6.2 of the Share Purchase Agreement

Except as disclosed in the Schedule of Exceptions, between the date of the Share Purchase Agreement and the date hereof, the Corporation has complied with all of the conditions and restrictions set out in Section 6.2 of the Share Purchase Agreement.

3.1.26	Acknowledgement of Exchange Agreement

For purposes of their decision to enter into this Share Purchase Agreement, the Sellers acknowledge and agree that they are aware of and understand the provisions in Section 6.3 of the Exchange Agreement relative to the Opko Common Shares issuable in exchange for the Exchangeable Shares. Capitalized terms in this Section 3.1.26 unless otherwise defined herein have the meanings ascribed to them in the Exchange Agreement.

3.2	Representations and Warranties of the Buyer

The Buyer represents and warrants to the Seller as set out in the following Subsections of this Section and acknowledges that the Seller is relying upon such representations and warranties in entering into this Agreement.

3.2.1	Organization and Qualification

Each of the Buyer and Holdco are duly organized and validly existing under the laws of Ontario, Canada. Each of the Buyer and Holdco have all requisite corporate power and authority to own and operate their properties and assets, and to carry out the provisions of this Agreement and to carry on its business as presently conducted. The Buyer has all the requisite corporate power and authority to issue the Exchangeable Shares

3.2.2	Subsidiaries

The Buyer does not own or control any equity, security or other interest of any other corporation, limited partnership or other business entity.

3.2.3	Capitalization of the Buyer

The authorized capital of the Buyer consists solely of an unlimited number of common shares and an unlimited number of Exchangeable Shares, of which 1 common share is issued and outstanding. All of the outstanding common shares of the Buyer are owned by Holdco, have been validly issued and are fully paid and non-assessable. The Exchangeable Shares, when issued, will be validly issued as fully paid and non-assessable. The issuance of the Exchangeable Shares by the Buyer to each Seller will be made in compliance with all applicable securities legislation.

3.2.4	Capitalization of the Holdco

The authorized capital of the Holdco consists solely of an unlimited number of common shares, of which 1 common share is issued and outstanding. All of the outstanding common shares of Holdco are owned by Opko, have been validly issued and are fully paid and non-assessable.

3.3	Non-waiver/Schedule of Exceptions

3.3.1	Non-Waiver

No investigations made by or on behalf of the Buyer at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by any Seller or the Corporation in this Agreement or in any Closing Document. No waiver by the Buyer of any condition, in whole or in part, shall operate as a waiver of any other condition.

3.3.2	Schedule of Exceptions

Items set forth by the Sellers in the Schedule of Exceptions will be considered disclosures applicable for the purposes of all representations and warranties of the Sellers given in Section 3.1 to which its relevance is readily apparent.

3.4	Tax Covenants

At the option of each Seller, such Seller and the Buyer agree to file a joint election pursuant to subsection 85(1) of the Income Tax Act (Canada)(the “Tax Act”) in the prescribed form and within the prescribed time whereby the elected amount provided for therein shall be such amount as is determined by such Seller in accordance with the limits established under the Tax Act. The Buyer and the Seller agree to jointly make and file elections under the corresponding provisions of any applicable provincial income tax legislation. Each Seller shall be responsible to prepare and file all such elections. The sole obligation of the Buyer shall be to provide any information reasonably requested by the Sellers to complete the election forms and to execute and return to the Sellers any properly completed election form within 10 Business Days of receipt of such form from the Sellers. The Buyer shall have no liability for any Taxes of the Seller arising from the sale of the Shares to the Buyer arising as a result of the refusal by the Canada Revenue Agency (or any applicable provincial tax authority) to accept any such election.

3.5	Survival of Representations and Warranties

The representations and warranties contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the parties hereto with respect thereto, shall continue in full force and effect provided, however, that no claim in respect thereof shall be valid unless it is made within the following time periods:

(a)
in the case of a claim in respect of the representations and warranties set forth in 3.1.1 (Organization and qualification of the Corporation), 3.1.2 (Organization and qualification of the Seller), 3.1.4 (Capitalization and title), 3.1.5 (Authorization of the Corporation), 3.1.6 (Authorization of the Seller), 3.2.1 (Organization and Qualification of the Buyer and Holdco), 3.2.3 (Capitalization of the Buyer) and 3.2.4 (Capitalization of Holdco) there shall be no time limit within which such a claim may be made;

(b)
in the case of a claim in respect of a representation or warranty relating to a tax matter, within a period commencing on the date hereof and ending on the date on which the last applicable limitation period under any applicable tax legislation expires with respect to any taxation year which is relevant in determining any liability under this Agreement with respect to tax matters; and

(c)	in the case of a claim in respect of any other representation or warranty within a period of two years from the date hereof.

3.6	Knowledge of the Sellers

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the "knowledge" of the Sellers, it shall be deemed to refer to the knowledge of each of the Seller and the Corporation, after having made reasonable inquiry.

ARTICLE 4
NON-SOLICITATION AND NON-COMPETE

4.1	Non - Competition

Each of Weitz and Gerald covenants and agrees that during the Restricted Period, he will not, either individually or in partnership or jointly or in conjunction with any Person as employee, principal, agent, shareholder (other than as a holder of not more than five percent (5%) of the total stock of a publicly-traded company) or in any other manner whatsoever carry on, be engaged with, or lend his name to any Competitive Business in Canada or, the United States.

4.2	Non -Solicitation of Employees or Consultant.

Each of Weitz and Gerald further covenants and agrees that during the Restricted Period, he shall not directly or indirectly, either individually or in partnership or jointly or in conjunction with any Person, enter into any agreement with or solicit the employment or services of employees of or consultants to the Corporation, including employees and consultants who were employed with or retained by the Corporation on the Closing.

4.3	Non-Solicitation of Clients.

Each of Weitz and Gerald further covenants and agrees that during the Restricted Period, he shall not directly or indirectly, either individually or in partnership or jointly or in conjunction with any Person, contact or solicit the business (of the type included within the meaning of Competitive Business) of clients of the Corporation; any Person who was a client of the Corporation in the two-year period immediately prior to the Closing Date.

4.4	Restrictions Reasonable

Each of Weitz and Gerald herby agrees that all of the restrictions in this Agreement are reasonable and enforceable, and that the Buyer would not have entered into this Agreement unless he provided the covenants in this Agreement. Each of Weitz and Gerald further acknowledges and agrees that:

(a)	the goodwill associated with the business, clients and assets of the Corporation as of the Closing is an integral component of the value of the Corporation to the Buyer;

(b)	the covenants set forth herein are necessary to preserve the value of the Business for the Buyer following the Closing of the transaction; and

(c)	the limitations of time, geography and scope of the Business agreed to in this Agreement are reasonable because, among other things;

(a)
each of Weitz and Gerald received significant consideration for his shares in the Corporation under the Share Purchase Agreement, and each Seller acknowledges that it would be unfair for him, after having received this consideration, to directly or indirectly complete against the Corporation during the Restricted Period;

(b)	the Corporation is engaged in a highly competitive industry; and

(c)	each of Weitz and Gerald has unique and important relationships with the clients of the Corporation and significant business reputation on the industry.

4.5	Injunctive Relief

Each of Weitz and Gerald recognizes that his covenants in this Agreement are critical to the ongoing success of the Business that the buyer is acquiring from the Corporation. As such, each of Weitz and Gerald agrees that in the event of an actual or threatened breach by him of any of the terms of this Agreement, the Buyer will suffer irreparable harm, and shall be entitled to an interim and/or permanent injunction against Weitz and/or Gerald, as the case may be, restraining such actual or threatened breach. The Buyer shall also be entitled to pursue damages and any and all other remedies available to it at law or in equity.

ARTICLE 5
INDEMNIFICATION

5.1	Indemnification by the Sellers

Other than with respect to Shane Dunne whose indemnification shall be deemed to be several and separate not joint and several, Sections 3.1.2 (Organization and Qualification of the Sellers), 3.1.4(b) (Title), 3.1.6 (Authorization of the Sellers), and 3.1.15 (Compliance with other instruments-Sellers) which indemnification shall be deemed to be several and separate and not joint and several, and, subject to the limitations set out in Sections 3.5 and 7.9, each Seller shall, jointly and severally, indemnify, defend and save harmless the Buyer and each of its Representatives from and against any and all Losses suffered or incurred by them, as a result of:

(a)	any misrepresentation or breach of warranty made or given by any of them in this Agreement or in any document delivered pursuant to this Agreement or any Closing Document ;

(b)
save and except with respect to covenants of Weitz and Gerald Weiss pursuant to ARTICLE 4 and pursuant to the Employment Agreements and the Confidentiality and Proprietary Information Agreements and the Non-Competition and Non-Solicitation Agreements attached thereto (which covenants and Employment Agreements, Confidentiality and Proprietary Information Agreements and Non-Competition and Non-Solicitation Agreements shall be severally indemnified by Weitz and Gerald Weiss alone, and by no other Seller), any failure by any of them to observe or perform any covenant or obligation contained in this Agreement, any Closing Document or in any document delivered pursuant to any of them, to be observed or performed by it; or

(c)	any Taxes required to be paid by the Corporation relating to any period ending on or before the date hereof.

5.2	Indemnification by the Buyer

Subject to the limitations set out in Section 3.5, the Buyer shall indemnify, defend and save harmless each of the Sellers and each of the Sellers’ Representatives from and against any and all Losses suffered or incurred by them, as a result of:

(a)	any misrepresentation or breach of any warranty made or given by the Buyer in this Agreement;

(b)	any misrepresentation or breach of warranty made or given by the Buyer in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; or

(c)
any failure by the Buyer to observe or perform any covenant or obligation contained in this Agreement, any Closing Document or in any document delivered pursuant to any or them, to be observed or performed by it.

5.3	Defence of Claims

(a)
A party hereto (the “Indemnified Party”) who seeks indemnification hereunder from another party (the “Indemnifying Party”) shall notify the Indemnifying Party in writing as soon as is possible after being informed that facts exist which may result in a claim and in respect of which a right of indemnification given pursuant to this Article 5 may apply. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that, the Indemnifying Party demonstrates actual material damage caused by such failure.

(b)
In the case of a claim originating from a Person other than the Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall have the right to elect, by written notice delivered to the Indemnified Party within thirty (30) days of receipt by the Indemnifying Party of the notice from the Indemnified Party in respect of the Third Party Claim, at the sole expense, cost and risk of the Indemnifying Party to participate in or assume control of the defence of the Third Party Claim and to pursue such defence in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to defend, compromise or settle such claim, provided that the Indemnifying Party shall pay all reasonable out-of-pocket expenses incurred by the Indemnified Party as a result of such participation or assumption, provided, further, that any compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld.

(c)
If the Indemnifying Party elects to assume control of the Third Party Claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any defence, compromise or settlement and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel and shall have the right to participate in the defence, compromise or settlement of such Third Party Claim at its own expense and, in so doing, the Indemnified Party shall have the right to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party.

(d)
If the Indemnifying Party does not elect to assume control of the Third Party Claim, or if having so elected to assume control, it thereafter fails to proceed with the defence or settlement of such Third Party Claim in good faith and with reasonable diligence, then the Indemnified Party shall be entitled to assume control of the Third Party Claim at the Indemnifying Party’s sole expense, cost and risk. An Indemnified Party agreeing to assume control of a claim shall use commercially reasonable efforts to deal with the claim reasonably diligently and in a manner consistent with the manner in which the Indemnified Party would have acted if there had been no indemnity. In such case, the Indemnifying Party shall be kept reasonably informed of the progress of any defence, compromise or settlement (and shall be entitled to participate in at its expense, but not assume control of, such action).

(e)
The Indemnifying Party or the Indemnified Party who does not have control of the Third Party Claim shall cooperate with the other of them in the defence thereof (at the cost and expense of the Indemnifying Party), such cooperation to include the provision of records and information within its control that are relevant to the Third Party Claim and making available its employees and servants (and those of its affiliates) as are appropriate and reasonably necessary and relevant to the Third Party Claim.

ARTICLE 6
CLOSING DELIVERIES

6.1	Closing Deliveries of the Seller

At Closing, in addition to any other documents to be provided or delivered by the Sellers to the Buyer at such time pursuant to this Agreement, each Seller will execute and/or deliver (or cause to be executed and/or delivered) to the Buyer the following:

(a)	the Exchange and Support Agreement;

(b)
a release from each of the Sellers and the directors and officers of the Corporation of all claims such Sellers, officers and directors had now have or shall ever have against the Corporation in a form satisfactory to the Buyer other than with respect to the subject matter hereof;

(c)	the Escrow Agreement;

(d)	a resignation of all officers and directors of the Corporation;

(e)	Employment Agreements between the Corporation and Gerald Weiss and Rishard Weitz;

(f)	Option Agreements between Opko Health, Inc. and Gerald Weiss and Rishard Weitz;

(g)	share certificates representing the Purchased Shares duly endorsed in blank for transfer;

(h)	a resolution of the Board of Directors of the Corporation authorising the transfer of the Purchased Shares;

(i)	an opinion of the Counsel to the Seller and the Corporation in form and substance satisfactory to the Buyer acting reasonably;

(j)
evidence in form and substance satisfactory to the Buyer, acting reasonably, that the shares of the Corporation held by Jean-Paul Chaduc have been cancelled and the shares of the Corporation held by Nidek Co., Ltd. have been purchased by <>; and

(k)	such other documents as may be reasonably required by the Buyer.

6.2	Closing Deliveries of the Buyer

At Closing, in addition to any other documents to be provided or delivered by the Buyer to the Seller at such time pursuant to this Agreement, the Buyer will execute and/or deliver (or cause to be executed and/or delivered) to the Buyer the following:

(a)	the Exchange and Support Agreement;

(b)	Employment Agreements between the Corporation and Gerald Weiss and Rishard Weitz;

(c)	the Escrow Agreement;

(d)	Exchangeable Share certificates in the amount of the Purchase Price payable to each Seller in the name of such Seller;

(e)	a resolution of the Board of Directors of Newco authorising the issuance of the Exchangeable Shares in payment of the Purchase Price;

(f)	Option Agreements between Opko Health, Inc. and Gerald Weiss and Rishard Weitz;

(g)	an opinion of the U.S. Counsel to Opko in form and substance satisfactory to the Sellers acting reasonably; and

(h)	such other documents as may be reasonably required by the Buyer.

6.3	Payment of Shareholder and Related Party Loans

It shall be a condition precedent of this Agreement that all loans made by the Corporation, by any shareholder of the Corporation or by any related party as set out in the Schedule of Exceptions shall be repaid in full, including principal and interest, prior to completion of the transaction contemplated hereby.

6.4	Closing Payments

Immediately prior to Closing, the shareholder loans disclosed in Section 3.1.10 shall have been repaid.

ARTICLE 7
GENERAL

7.1	Expenses

The Parties agree that OTI shall pay all reasonable costs for representation by Ogilvy Renault LLP of OTI and the Sellers and for independent legal advice for Shane Dunne and Jean-Paul Chaduc, if he becomes a party to this Agreement.

7.2	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective successors (including any successor by reason of merger or amalgamation of any Party) and permitted assigns.

7.3	Notices to Parties

Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

(a)	if to the Corporation:

Ophthalmic Technologies Inc.
37 Kodiak Crescent
Unit 16
Toronto, ON M3J 3E5
Attention: Gerald Weiss
Fax:

with a copy to:

Ogilvy Renault LLP
Suite 3800, Royal Bank Plaza, South Tower
200 Bay Street, P.O. Box 84
Toronto, ON M5J 2Z4
Attention: Peter Newell
Fax: 416.214.3930

(b)	if to Newco:

c/o Opko
4400 Biscayne Boulevard
Miami, Florida 31337
Attention: Steven D. Rubin
Fax:

with a copy to:

Fraser Milner Casgrain
First Canadian Place
100 King Street West
P.O. Box 100
Toronto, Ontario M5X 1B2

Attention: Laurence Geringer
Fax:  416.863.4592

(c)	and if to the Sellers:

(d)
1161983 Ontario Limited
235 Lesmill Road,
Don Mills, ON M3V 2V1

Attention:
Fax:

Grall Corporation Limited

Attention:
Fax:

Rishard Weitz
37 Kodiak Crescent, Unit 16
Toronto, ON M3J 3E5

Fax:  (416) 631-6932

Carolyn Weiss

Fax:

Shane Dunne
95 Michael Grass Crescent,
Kingston, ON K7M 2W2

Fax:

Gerald Weiss
37 Kodiak Crescent, Unit 16
Toronto, ON M3J 3E5

Fax:  (416) 631-6932

Triple Net Propertied Limited
235 Lesmill Road,
Don Mills, ON M3V 2V1

Fax:

(e)
Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(f)	Any Party may from time to time change its address under this Section by notice to the other Party given in the manner provided by this Section.

7.4	Amendment

No consent or approval by any Party will be binding unless delivered in writing to the other Parties hereto.

7.5	Assignment

No party may assign any rights or obligations under this Agreement.

7.6	Further Assurances

The Parties will, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party will provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

7.7	Public Announcements

Except to the extent required by Applicable Law, each Party agrees that no disclosure or public announcement regarding this Agreement or the transactions contemplated hereby shall be made by either Party without the prior written consent of the other Party.

7.8	Remedies Cumulative

The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

7.9	Limitation of Liability

Other than with respect to Shane Dunne whose liability is set out below, Sections 3.1.2 (Organization and Qualification of the Sellers), 3.1.4(b) (Title), 3.1.6 (Authorization of the Sellers), and 3.1.15 (Compliance with other instruments-Sellers), fraud and wilful misconduct, for which there shall be no limitation on liability, the aggregate liability of the Sellers shall not exceed the value of the Escrow Shares and recourse with respect thereto shall be limited to the Escrow Shares.

Other than with respect Sections 3.1.2 (Organization and Qualification of the Sellers), 3.1.4(b) (Title), 3.1.6 (Authorization of the Sellers), and 3.1.15 (Compliance with other instruments-Sellers), fraud and wilful misconduct, for which there shall be no limitation on liability, the aggregate liability of the Shane Dunne shall not exceed the value of the Dunne Escrow Shares and recourse with respect thereto shall be limited to the Dunne Escrow Shares.

7.10	Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by fax, and all such counterparts and faxes together constitute one agreement.

TO WITNESS their agreement, the parties have duly executed this Agreement as of the date first set forth above.

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Ophthalmic Technologies Inc.

By:	c/s

OTI Holdings Limited

By:	c/s

1161983 Ontario Limited

By:	c/s

Grall Corporation Limited	c/s

By:

Triple Net Properties Limited	c/s

By:

Witness	Rishard Weitz

Witness	Carolyn Weiss

Witness	Shane dunne

Witness	Gerald Weiss, as trustee for and on behalf of Marie-Helene Weiss and Gerald Weiss

Witness	Gerald Weiss